EXHIBIT 99.1

Husker Ag, LLC

Notice of Rights Offering

August 21, 2006

PLAINVIEW, NE – The Board of Directors of Husker Ag, LLC (“Husker Ag” or the “Company”) has approved, subject to certain conditions, and subject to change by the Board before commencement of the offering, the terms of a rights offering to its existing members. A rights offering is an offering to the existing members of Husker Ag of a right to subscribe to newly issued membership units on a pro rata basis, based on the member’s percentage ownership interest in the Company. The terms of the rights offering are as follows:

(1) The record date for the rights offering will be August 31, 2006, and all Husker Ag members who are members as of August 31, 2006 will be eligible to participate.

(2) Each member of Husker Ag as of the record date will be offered a nontransferable right to subscribe to one membership unit for each unit held as of the record date at a subscription price of $1,000 per unit. There are currently 15,318 membership units outstanding, and the total rights offering will be for a maximum of 15,318 units, or $15,318,000. In its discretion, the Husker Ag Board of Directors may permit oversubscription rights, with the terms of such oversubscription rights, if any, to be included at the time of the commencement of the rights offering. Members exercising their rights will be required to make a 10% down payment upon exercise of the right, with additional amounts due within 30 days of a call notice from the Company.

(3) It is currently anticipated that the rights offering will commence in September or October 2006, subject to regulatory review and approval, and will continue for a 30-day subscription period.

(4) The purpose of the rights offering will be to raise equity capital for the Company’s plant expansion project approved by the Husker Ag members at the 2006 annual meeting.

(5) The rights offering is subject to certain conditions, including execution of definitive agreements with the Company’s lender providing debt financing for the plant expansion project. There can be no assurance that all of the necessary conditions will occur.

Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters discussed in this Notice, when not historical matters, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among others, the ability of the Company to reach definitive agreements with third parties on terms satisfactory to the Company, ethanol and agricultural industry conditions and volatility of commodity prices, availability of financing, environmental and governmental regulations, force majeure events and other risk factors as described from time to time in the Company’s filing with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to control or predict. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.

This Notice does not constitute an offer to sell or the solicitation of an offer to buy Husker Ag membership units, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state, and is issued pursuant to Rule 135 under the Securities Act of 1933, as amended.